Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Blue Ridge Bankshares, Inc. of our report dated September 22, 2021, relating to the consolidated financial statements of Bay Banks of Virginia, Inc. for the year ended December 31, 2020, appearing in the Form 8-K of Blue Ridge Bankshares, Inc. dated May 10, 2022, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

May 11, 2022